UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Oshkosh Corporation
(Name of Registrant as Specified In Its Charter)

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January 17, 2012

Dear Fellow Oshkosh Shareholder:

As we approach the 2012 Annual Meeting of Shareholders, we believe one thing is clear: your Board and management team’s strategy is delivering positive results and generating value for ALL Oshkosh shareholders.

•                  Oshkosh has generated a total shareholder return of nearly 45% over the past three years.  Over the past 15 years, we have delivered an annualized shareholder return of 18.5% — three times greater than the 5.9% annualized return for the S&P 500.(1)

•                  During the current, unprecedented downturn, we delivered our highest earnings per share (EPS) ever in fiscal 2010 and our third highest EPS in fiscal 2011, when our non-Defense markets were down 40% - 90+%.

•                  In the aggregate, our Defense business has delivered approximately $2.3 billion in operating income over the past three fiscal years, three times higher than any previous three-year period.

•                  On January 9th, we disclosed that we will report profit on the Family of Medium Tactical Vehicles (FMTV) contract for the first fiscal quarter of 2012, ahead of our most recent expectations.

•                  Since 2008, Oshkosh has reduced manufacturing facilities by approximately 20% with no reduction in capacity, and we cut approximately $200 million in costs in 2009.  We expect the facility closures in fiscal 2011 to benefit earnings by $33 million annually by fiscal 2013.

•                  Our success with the MRAP All-Terrain Vehicle (M-ATV) in the U.S. has created opportunities for the sale of up to 3,500 additional M-ATVs outside the U.S.

(1)  Data per Oshkosh Form 10-K filings and Bloomberg. Oshkosh revenue figures for fiscal years ending 30-Sep-1996 and 30-Sep-2011.  Total shareholder return for three years for Oshkosh is from 30-Sep-2008 to 05-Dec-2011.  Total shareholder returns for 15 years for Oshkosh and the S&P 500 are from 30-Sep-1996 to 05-Dec-2011.

•                  We delivered a 53% increase in access equipment revenues for fiscal 2011 and a 270% increase in access equipment order backlog over the prior year (as of September 30, 2011).

•                  We already increased net sales outside the U.S. from 10% in fiscal 2010 to 17% of total net sales in fiscal 2011 — representing a 36% increase in net sales outside the U.S.  Our stated goal is to increase foreign net sales to 30% of total sales within five years as our international strategy continues to gain traction.

Your Board and management team have been executing on our strategy and positioning Oshkosh for further growth and profitability.  We are continuing to reduce costs, grow our businesses around the world and run a profitable Defense business — three key components of our MOVE strategy. We believe we are optimally positioned to capitalize on an upturn in our markets.

ASK YOURSELF:  JUST WHOSE INTERESTS

WILL MR. ICAHN’S NOMINEES SERVE?

We believe how you decide to vote should come down to a simple question: which slate of director nominees is best prepared to and most capable of managing your Company in the interests of ALL shareholders through these challenging economic times?   During our discussions with Mr. Icahn, he did not provide the Company with any substantive ideas or analysis that would create value for all shareholders. To the contrary, Mr. Icahn demanded special treatment under a Wisconsin statute intended to protect all shareholders, threatening to oppose some of your Board’s nominees by waging a proxy contest if the Board did not give him what he wanted.  When Oshkosh declined, he promptly delivered on his threat by hastily assembling a slate of director nominees almost entirely comprised of employees and friends of Mr. Icahn.  None of his nominees possesses any meaningful expertise about Oshkosh or its major markets, and we strongly believe Mr. Icahn’s nominees, if elected, would seek to advance the interests of only one shareholder — Mr. Icahn — rather than the interests of all Oshkosh shareholders.

In direct contrast, your Board’s nominees are highly qualified, proven business leaders with a broad range of complementary experience in industrial manufacturing, defense, finance, private equity, risk management and other areas essential to Oshkosh’s businesses.  Your Board’s substantial experience in interacting with, and overseeing businesses involving, defense and our other end markets has been critical to our continued success.

PROTECT YOUR INVESTMENT – PLEASE VOTE FOR THE OSHKOSH DIRECTOR
NOMINEES ON THE ENCLOSED WHITE PROXY CARD TODAY

By voting for Oshkosh’s experienced nominees, you ensure that the Company can continue on its strategic path forward – a path that is already providing benefits to shareholders.  We urge you not to risk your Oshkosh investment by placing it in the hands of a group lacking in relevant experience and handpicked by Mr. Icahn, who does not have the interests of all shareholders in mind.

Whether or not you plan to attend the Annual Meeting, you have an opportunity to help protect your investment by voting the WHITE proxy card today.  Since time is short, we encourage you to vote by telephone or by Internet, following the simple instructions on the enclosed WHITE proxy card.  Please do not return or otherwise vote any Gold proxy card sent to you by Mr. Icahn.

On behalf of your Board of Directors, we thank you for your continued support.

Sincerely,

Richard M. Donnelly	Charles L. Szews
Chairman of the Board of Directors	President and Chief Executive Officer

The January 27th Annual Meeting is Fast Approaching —
Please Vote Today by Telephone or by Internet!

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED
Shareholders Call Toll-Free: (877) 750-9499
Banks and Brokers Call Collect: (212) 750-5833

REMEMBER:

We urge you NOT to vote using any Gold proxy card
sent to you by Mr. Icahn, as doing so will cancel any vote
you submitted earlier using the WHITE proxy card.

Forward-Looking Statements

This letter contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this letter, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  These factors include the expected level and timing of DoD procurement of products and services and funding thereof, including the impact of the DoD’s allocation of certain tires which will restrict and delay certain FHTV sales; risks related to reductions in government expenditures in light of U.S. defense budget pressures and an uncertain DoD tactical wheeled vehicle strategy; the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, especially during periods of global economic uncertainty, lower municipal spending and tight credit markets; the Company’s ability to produce vehicles under the FMTV contract at targeted margins; the duration of the ongoing global economic weakness, which could lead to additional impairment charges related to many of the Company’s intangible assets and/or a slower recovery in the Company’s cyclical businesses than equity market expectations; the potential for the U.S. government to competitively bid the Company’s Army and Marine Corps contracts; the consequences of financial leverage, which could limit the Company’s ability to pursue various opportunities; increasing commodity and other raw material costs, particularly in a sustained economic recovery; the ability to pass on to customers price increases to offset higher input costs; risks related to costs and charges as a result of facilities consolidation and alignment, including that anticipated cost savings may not be achieved; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks related to production or shipment delays arising from quality or production issues; risks associated with international operations and sales, including foreign currency fluctuations and compliance with the Foreign Corrupt Practices Act; the potential for increased costs relating to compliance with changes in laws and regulations; risks related to disruptions in the Company’s distribution networks; risks related to a proxy contest and other actions of activist shareholders; and the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K filed November 16, 2011. The Company assumes no obligation, and disclaims any obligation, to update information contained in this letter. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.